Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-261860, 333-270980, 333-278952, and 333-282444) and Form S-8 (No. 333-263024) of our report dated March 26, 2026, with respect to the consolidated financial statements of Guerrilla RF, Inc., included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Tysons, Virginia
March 26, 2026